UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Denison Mines Corp.

(Exact name of registrant as specified in its charter)
Ontario, Canada

(State or other jurisdiction of incorporation)
Atrium on Bay, 595 Bay Street, Suite 402, Toronto, Ontario M5G 2C2

(Address of principal executive offices)
Share Option Plan

(Full title of Plan)
Denison Mines (USA) Corp.
1050 17th Street, Suite 950
Denver, CO 80265
Phone: 303-628-7798

(Name, address and telephone number of agent for service in the United States)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, no par value	13,300,000 shares	$5.82	$77,406,000	$3,042.06

(1)	Plus such indeterminate number of Common Shares of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act based upon the average of the reported high and low sales price of the Common Shares of the Registrant on January 22, 2008, on the American Stock Exchange (a date within five business days of the filing of this Registration Statement), which was $5.82.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed to register 13,300,000 additional Common Shares of the Registrant (the “Company”) which have been reserved for issuance under the Company’s Amended and Restated Share Option Plan, as most recently amended by the Board of Directors on October 19, 2006 and approved by the shareholders on November 20, 2006 (the “Plan”). The Common Shares originally reserved under the Plan (a total of 6,700,000 shares) were previously registered on a Registration Statement on Form S-8 (No. 333-48174). Following registration of the 13,300,000 Common Shares covered under this Registration Statement, a total of 20,000,000 Common Shares of the Registrant reserved under the Plan have now been registered.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 are not required to be filed with the SEC either as part of this registration statement pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Registrant as required by Part I of Form S-8 and by Rule 428 under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
     The following documents filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 40-F for the 15 months ended December 31, 2006, which contains audited financial statements for such period.

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2006.

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, except as to any portion of any document that is not deemed filed under such provisions.
Item 4.     Description of Securities.
                 Not applicable.
Item 5.     Interests of Named Experts and Counsel.
                 Not applicable.
Item 6.     Indemnification of Directors and Officers.
     The Registrant’s Bylaws provide that a director or officer will not be liable for monetary damages incurred by the Registrant in the execution of the duties of his office or in relation thereto unless due to his failure to exercise the powers and to discharge the duties of his office honestly, in good faith and in the best interests of the Registrant and in connection therewith to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
     In addition, as permitted by the Ontario Business Corporations Act, the Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers and any former directors or officers of the Registrant or persons who act or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if,
(a)	he or she acted honestly and in good faith with a view to the best interests of the Registrant; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.
     The Ontario Business Corporations Act also provides, and the Registrant’s Bylaws permit, that, with the approval of the court, such persons may also be indemnified by the Registrant in respect of an action by or on behalf of the Registrant or any such body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the Registrant or such body corporate. Generally, any director or officer who is entitled to an indemnity may also be indemnified by the Registrant for all of his or her costs, charges and expenses reasonably incurred in defending his or her position, if he or she was substantially successful in his or her defense and fulfills the conditions in clauses (a) and (b) above.
     The Registrant has purchased insurance for the benefit of all directors and officers against liability incurred by them in their capacity as a director or officer of the Registrant or its subsidiaries in an aggregate amount of Cdn $20,000,000 (made up of Cdn $10,000,000 in primary coverage and Cdn $10,000,000 in additional coverage). The policy contains a number of exclusions and limitations to the coverage provided, as a result of which, the Registrant may, under certain circumstances, be obligated to indemnify its directors or officers for certain claims that do not fall within the coverage under the policy.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The above discussion of the Registrant’s Bylaws and Ontario law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, the Registrant’s Certificate of Incorporation and Ontario Law.
Item 7.     Exemption from Registration Claimed.
     Not applicable.
Item 8.     Exhibits.
     The following exhibits are filed as part of this Registration Statement:

Number	Description
5.1	Opinion of Blake, Cassels & Graydon LLP
10.1	Amended and Restated Share Option Plan
23.1	Consent of Blake, Cassels & Graydon LLP (included in the Opinion filed as Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants, with respect to the consolidated financial statements of the Registrant.

Item 9.      Undertaking.
The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;
(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on From S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 23rd day of January, 2008.

DENISON MINES CORP.
By:	/s/ E. Peter Farmer
E. Peter Farmer, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities listed below and on the date indicated and each of the undersigned persons, in any capacity, hereby appoints E. Peter Farmer, Ron F. Hochstein and James R. Anderson severally as attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, to sign this Registration Statement and any and all amendments (including post-effective amendments and any registration statements pursuant to Rule 462(b) under the Securities Act of 1933) and supplements and exhibits thereto and to file the same, and other documents in connection therewith, with the Securities and Exchange Commission, and authorizes each of them to do and perform each and every act necessary to be done in connection therewith.

Signature	Title
/s/ E Peter Farmer	Chief Executive Officer and Director
/s/ Ron F. Hochstein	President & Chief Operating Officer and Director
/s/ James R. Anderson	Executive Vice President and Chief Financial Officer
/s/ Michael J. Schoonderwoerd	Controller

Signature	Title
/s/ John H. Craig	Director
/s/ W. Robert Dengler	Director
/s/ Brian D. Edgar	Director
/s/ Paul F. Little	Director
/s/ Lukas H. Lundin	Director
/s/ William A. Rand	Director
/s/ Roy J. Romanow	Director
/s/ Catherine J. G. Stefan	Director

EXHIBIT INDEX

5.1	Opinion of Blake, Cassels & Graydon LLP
10.1	Amended and Restated Share Option Plan
23.1	Consent of Blake, Cassels & Graydon LLP (included in the Opinion filed as Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants, with respect to the consolidated financial statements of the Registrant.